Exhibit 99

ISCO International and India’s TVSICS
Carve Out Enhanced Distribution Agreement

ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--ISCO International, Inc. (AMEX:ISO), a leading wireless telecommunications solutions provider, announced today that it has signed an agreement to explore joint marketing and distribution opportunities with India’s TVSICS for ISCO’s products in the Indian and other TVS marketplaces.

ISCO International is a leading supplier of radio frequency management and interference-control solutions for the wireless telecommunications industry. Clarity, a subsidiary, specializes in the design, development and deployment of solutions for mobile devices and wireless networks.

TVS is a leading distributor of wireless and wire line telecommunications infrastructure equipment in India and internationally. TVSICS is a part of the prestigious TVS Group, with group revenue of more than $5 billion annually and employing more than 25,000 personnel.

“New wireless networks are getting installed -- and current networks expanding -- in India at unprecedented rates,” said Gordon Reichard, Jr., president and CEO of ISCO International. “This agreement with TVS creates a foundation for the joint introduction of ISCO’s products to India and other high-growth, global marketplaces.”

“With its vision to become a ‘total solutions company,’ TVSICS is well-served in its connection to ISCO International, providing state of the art RF subsystem solutions for optimizing the fast growing cellular networks in India and abroad,” said T.K. Basu, president and CEO of TVS Interconnect Systems, Ltd.

About TVSICS

TVS Interconnect Systems Ltd forms part of the TVS Group established in 1911 with group revenue of over $5 billion, employing more than 25,000 people. The company has its Manufacturing plant in Madurai, Corporate Office in Bangalore, and Regional marketing offices in Delhi, Mumbai, Chennai, Hyderabad and Pune. With roots in manufacturing low end components like electronic connectors, RF (Radio frequency) connectors, cable assemblies, Fiber optic products & other accessories for telecommunication, consumer electronics and automobile industries, the company has transformed itself into providing solutions for wireless infrastructure, carrier expansion, enterprise solutions and project management services both in India & overseas.

TVSICS, which already provides telecom enterprise networking solutions for the major Indian infrastructure sectors, such as airports and highways, has recently acquired a Chennai-based networking and software company, Ramco.

In addition, TVSICS has formed a separate telecom infrastructure company with investment from Infrastructure Leasing and Financial Services (ILFS), a major Indian investor. The company, India Telecom Infrastructure, Ltd., plans to put up cellular sites across the country as “Ready to Check in” for operators willing to share the common infrastructure for either expansion or a new start up.

With the competencies of RF components, telecom networking and managed services under one roof, TVSICS is able to provide Total Solutions (TOSO) for cellular communications, as well as for infrastructure – critical to developing countries like India.

For additional information, please visit www.tvsics.com.

About ISCO International and Clarity Communication Systems

ISCO International (www.iscointl.com) is a leading wireless telecommunications solutions provider -- and global supplier of radio frequency management and interference-control systems. With its acquisition of Clarity (www.claritycsi.com) in January 2008, it brings to the wireless market a suite of highly differentiated solutions for mobile operators, network infrastructure providers and other resellers of wireless products and software solutions. ISCO solutions include adaptive interference management and radio frequency spectrum conditioning for all wireless technologies, and the latest integrated software solutions for public safety and enterprise customers.

CONTACT:
ISCO International, Inc.
Ed Bergstraesser
845/876-8880
845/546-8300 cell